Exhibit 10.1

SECURITIES AND WARRANTS PURCHASE AGREEMENT

This SECURITIES AND WARRANTS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 19, 2024 (the “Effective Date”), by and between WORKSPORT LTD., a Nevada corporation trading on the Nasdaq under symbol WKSP, with its principal place of business at 2500 N America Dr West Seneca, NY 14224, USA (the “Company”), and Keyser Capital LLC, a Cook Islands limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 950,000 (Nine Hundred Fifty Thousand) shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $0.40 per share, on the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the purchase of the Common Shares, the Purchaser shall receive warrants to purchase an additional 1,900,000 (One Million and Nine Hundred Thousand) shares of Common Stock (the “Warrant Shares”), at an exercise price of $0.40 per share, which warrants shall be exercisable for a period of five (5) years, expiring on September 21, 2029, and shall be issued pursuant to the terms set forth in the form of Warrant attached hereto as Exhibit A (the “Warrants”);

WHEREAS, the offer, issuance, and sale of the Common Shares and Warrants are being made in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated:

●	“Action” means any action, suit, inquiry, notice of violation, proceeding, or investigation pending or threatened in writing against or affecting the Company, any Subsidiary, or any of their respective properties before or by any court, arbitrator, governmental, or administrative agency or regulatory authority (federal, state, county, local or foreign).
●	“Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.
●	“Closing” means the closing of the purchase and sale of the Common Shares and Warrants pursuant to this Agreement.
●	“Closing Date” means the date of the Closing.
●	“Common Stock” means the common stock of the Company, par value $0.0001 per share.

●	“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire, at any time, Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
●	“Commission” means the U.S. Securities and Exchange Commission.
●	“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, or financial condition of the Company or its subsidiaries, taken as a whole.
●	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
●	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

ARTICLE II. PURCHASE AND SALE

2.1 Purchase and Sale of Common Shares and Warrants. On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 950,000 shares of Common Stock (the “Common Shares”) at a purchase price of $0.40 per share, for an aggregate purchase price of $380,000 (the “Purchase Price”).

2.2 Warrants. In connection with the purchase of the Common Shares, the Company shall issue to the Purchaser Warrants to purchase up to 1,900,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $0.40 per share. The Warrants shall be exercisable for a period of five (5) years commencing on the date of issuance and expiring on September 21, 2029. The Warrants shall be in the form attached hereto as Exhibit A.

2.3 Closing.

(a) Closing Date. The Closing of the purchase and sale of the Common Shares and Warrants shall take place remotely via exchange of documents and signatures, on or before September 21, 2024, or at such other time and place as the Company and the Purchaser mutually agree upon.

(b) Deliveries at Closing.

(i) Company Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

●	This Agreement duly executed by the Company;

●	A certificate or book-entry statement representing the Common Shares;

●	The Warrants, in the form attached hereto as Exhibit A, duly executed by the Company.

(ii) Purchaser Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Company:

●	This Agreement duly executed by the Purchaser;

●	The Purchase Price, by wire transfer of immediately available funds to the account designated in writing by the Company.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth on Exhibit B hereto to the Purchaser.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the representations and warranties set forth on Exhibit C hereto to the Company.

ARTICLE IV. OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Common Shares and Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Common Shares or Warrant Shares other than pursuant to an effective registration statement or Rule 144, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

(b) The Purchaser agrees to the imprinting of a legend on any certificate or book-entry position evidencing the Common Shares and Warrant Shares in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE V. MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by either party upon written notice to the other party if the Closing has not occurred by September 21st 2024, unless such failure results from the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements set forth herein.

5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

5.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Securities and Warrants Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WORKSPORT LTD.

By:
Name:	S. Rossi
Title:	Chief Executive Officer

KEYSER CAPITAL LLC

By:
Name:	W. vd Wiel
Title:	Manager

Exhibit A: Form of Warrant

COMMON STOCK PURCHASE WARRANT

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Keyser Capital LLC or its assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to purchase from WORKSPORT LTD., a Nevada corporation (the “Company”), up to 1,900,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Warrant Shares”), at an exercise price of $0.40 per share (the “Exercise Price”), subject to adjustment as provided herein. This Warrant shall be exercisable at any time and from time to time, in whole or in part, commencing on the date of issuance and ending at 5:00 p.m. New York City time on September 21, 2029 (the “Expiration Date”).

1.	Exercise of Warrant.

(a) Exercise Procedure. The Holder may exercise this Warrant, in whole or in part, by delivering to the Company at its principal office (i) a duly executed copy of the Notice of Exercise attached hereto and (ii) payment of the Exercise Price for the Warrant Shares thereby purchased by wire transfer or cashier’s check payable to the Company.

(b) Issuance of Shares. Upon receipt of the documents and payment described in Section 1(a), the Company shall promptly, and in no event later than five (5) business days thereafter, issue or cause to be issued to the Holder the number of Warrant Shares.

2.	Adjustments.

The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a) Stock Dividends and Splits. If the Company shall at any time subdivide its outstanding Common Stock, the Exercise Price shall be proportionately decreased, and if the Company shall at any time combine its outstanding Common Stock, the Exercise Price shall be proportionately increased. Any such adjustment shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Reorganization, Reclassification, Consolidation, or Merger. If the Company shall be party to any reorganization, reclassification, consolidation, or merger in which the Common Stock is changed into or exchanged for securities, cash, or other property, this Warrant shall thereafter entitle the Holder to receive the kind and amount of securities, cash, or other property that the Holder would have been entitled to receive if the Warrant had been exercised immediately prior to such event.

3.	No Fractional Shares.

No fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash in an amount equal to the fraction multiplied by the Fair Market Value of a Warrant Share on the date of exercise.

4.	Transfer; Compliance with Securities Laws.

This Warrant and the Warrant Shares may only be transferred in compliance with applicable state and federal securities laws. The Holder agrees not to sell, transfer, pledge, or otherwise dispose of any Warrant or Warrant Shares without compliance with such laws.

5.	Miscellaneous.

(a) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

(b) Entire Agreement. This Warrant constitutes the entire agreement of the parties with respect to the subject matter hereof.

Exhibit B: Representations and Warranties of the Company

1.	Organization, Good Standing, and Qualification.

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Common Shares and the Warrants, and to carry out the provisions of this Agreement and the Warrants.

2.	Authorization.

All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into this Agreement and to issue the Common Shares and Warrants has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the issuance and delivery of the Common Shares and Warrants has been taken.

3.	Valid Issuance.

The Common Shares and Warrant Shares, when issued, sold, and delivered in accordance with the terms and conditions of this Agreement, will be duly authorized and validly issued, fully paid, and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

4.	SEC Reports; Financial Statements.

The Company has filed all reports, schedules, forms, statements, and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended, for the two years preceding the date hereof.

5.	No Material Adverse Effect.

Since the date of the Company’s latest audited financial statements included in the SEC Reports, there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.	Litigation.

Except as disclosed in the SEC Reports, there is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Exhibit C: Representations and Warranties of the Purchaser

1.	Organization; Authority.

The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation with full right, power, and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

2.	Investment Intent.

The Purchaser is acquiring the Common Shares and Warrants for its own account and not with a present view toward the public sale or distribution thereof except pursuant to sales registered or exempted under the Securities Act.

3.	Purchaser Status.

The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

4.	Experience of Purchaser.

The Purchaser has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Common Shares and Warrants and has so evaluated the merits and risks of such investment.

5.	Access to Information.

The Purchaser has been afforded the opportunity to ask questions of the Company and to receive answers concerning the Company and the terms and conditions of the offering of the Common Shares and Warrants.